Exhibit 10.2

$15,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 2, 2006

among

BEACON ROOFING SUPPLY CANADA COMPANY, as Borrower

THE LENDERS PARTY HERETO

and

GE CANADA FINANCE HOLDING COMPANY,
as Administrative Agent and Collateral Agent

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Addresses for Notices
Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Borrower and Subsidiaries
Schedule 4.7	–	Litigation
Schedule 4.8	–	Tax Audits
Schedule 4.12	–	Labour Matters
Schedule 4.13	–	List of Plans
Schedule 4.14	–	Environmental Matters
Schedule 4.16	–	Real Property
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments

EXHIBITS

Exhibit A	–	Form of Assignment
Exhibit B	–	Form of Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Intentionally Deleted
Exhibit E	–	Intentionally Deleted
Exhibit F	–	Form of Notice of Conversion or Continuation
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Form of Guaranty and Security Agreement
Exhibit I	–	Consolidated Borrowing Base Certificate and Canadian Borrowing Base Certificate
Exhibit J	–	[Intentionally Deleted]
Exhibit K	–	Closing Checklist

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 2, 2006, is entered into among BEACON ROOFING SUPPLY CANADA COMPANY, a Nova Scotia unlimited company (the “Borrower”), the Lenders (as defined below) and GE CANADA FINANCE HOLDING COMPANY (“GE Capital”), as administrative agent and collateral agent for the Lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree as follows:

9

Definitions, Interpretation and Accounting Terms

9.1          Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Accounts” means, with respect to any Person, all “accounts” (as defined in the PPSA), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by such Person arising or resulting from the sale of goods or the rendering of services, whether or not earned by performance.

“Activation Notice” means written notice from the Administrative Agent to the financial institution or other Person under a Control Agreement that the Administrative Agent is exercising exclusive control of the applicable Controlled Deposit Accounts or Controlled Securities Accounts.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower.  For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Margin” means:

(a)           with respect to Revolving Loans, (i) if an Index Rate Loan, 0.00% and (ii) if a BA Rate Loan, 1.00%; and

(b)           with respect to the Unused Commitment Fee, 0.25%.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Amount exceeds (b) the aggregate Revolving Credit Outstandings.

“Banking Services” means treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, returned items, overdrafts and depository network services) provided to any Loan Party by any Lender (or Affiliate of a Lender).

“BA Period” means with respect to any BA Rate Loan bearing interest at a rate based on the BA Rate, a period of thirty (30), sixty (60) or ninety (90) days commencing on a Business Day selected by the Borrower in the Notice of Borrowing or Notice of  Conversion/Continuation with respect to such BA Rate Loan delivered to the Administrative Agent in accordance with Section 2.2 or Section 2.10 (as applicable), provided that the foregoing provision relating to BA Periods is subject to the following:

(a)           any BA Period that would otherwise extend beyond the Commitment Termination Date shall end on the Business Day immediately preceding such Commitment Termination Date;

(b)           the Borrower shall select BA Periods so as not to require a payment or prepayment on any BA Rate Loan during a BA Period for such Revolving Loan; and

(c)           the Borrower shall select BA Periods so that there shall be no more than five (5) separate BA Periods in effect at any one time.

“BA Rate” means, with respect to any BA Rate Loan and applicable BA Period, the annual rate of interest which is the average of the “BA 1, 2 or 3 month or thirty (30), sixty (60) or ninety (90) day” rates, as applicable, applicable to Dollar bankers’ acceptances displayed and identified as such on the “Reuters Monitor Screen Page CDOR” at approximately 11:00 a.m., Toronto time, on the date which is two (2) Business Days prior to the first day of such BA Period or, if such display or service ceases to exist, any other similar display and service designated by the Administrative Agent in existence at the relevant time (as adjusted by the Administrative Agent after such time to reflect any error in a posted rate or in the posted average rate of interest); provided, however, if no such rates are then provided by Reuters or a similar service designated by the Administrative Agent, then the BA Rate at the relevant time shall be GE Capital’s cost of funds at such time for loans of a similar amount and term, as certified by GE Capital, whose certification thereof shall be binding and conclusive for all purposes hereof.

“BA Rate Loan” means a Loan denominated in Dollars that bears interest at a rate based on the BA Rate.

“Bank Rate” means, as of any date of determination, the Bank of Canada Rate quoted or published on such date in the Report on Business section of The Globe and Mail or such other daily Canadian nationally circulated newspaper; provided, that if such rate is not so quoted or published on any date of determination, then such rate most recently so quoted or published prior to such date of determination shall constitute the “Bank Rate” on such date.

“Beacon US” means Beacon Sales Acquisition, Inc., a Delaware corporation.

“Beacon US Accounts” means all “Accounts” of Beacon US and each “Domestic Subsidiary Guarantor” in each case as defined in the US Facility Credit Agreement.

“Beacon US Borrowing Base Certificate” means the “Consolidating Borrowing Base Certificate”, as defined in the US Facility Credit Agreement.

“Beacon US Borrowing Base” means the “Consolidating Borrowing Base”, as defined under the US Facility Credit Agreement.

“Beacon US Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of the Guaranty and Security Agreement, among the Administrative Agent, Beacon US and the other parties from time to time party thereto.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing consisting of Loans made under the Revolving Credit Facility on the same day by the Lenders according to their respective Commitments under such Revolving Credit Facility.

“Borrowing Base Certificates” means the Canadian Borrowing Base Certificate, the Consolidated Borrowing Base Certificate and the Beacon US Borrowing Base Certificate.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Toronto, Ontario.

“Canadian Acknowledgement and Confirmation” means that certain acknowledgement and confirmation dated as of the Closing Date among Administrative Agent, the Borrower and Beacon Canada, Inc. in form and substance acceptable to the Administrative Agent.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party which has employees in Canada.

“Canadian Borrowing Base” means, for the Borrower or any Domestic Subsidiary Guarantor as of any date of determination, an amount equal to the sum of up to 85% (90% as of any date of determination during the period from January 1 through April 30 of each year) of such Person’s Eligible Accounts less Prior Claims, less such Peron’s Dilution Reserve and less such Person’s Credit Memoranda Reserve, less a reserve in the amount of Secured Hedging Reimbursement Obligations and Obligations under Secured Hedging Documents marked-to-market on a monthly basis, and less such other Reserves (excluding Credit Memoranda Reserves and Dilution Reserves included in the definition thereof) as the Administrative Agent in its reasonable credit judgment may elect to establish with prior or contemporaneous written notice to the Borrower.

“Canadian Borrowing Base Certificate” mean, with respect to the Borrower and each Domestic Subsidiary Guarantor, a certificate and schedule duly executed by an officer of the Borrower appropriately completed and substantially in the form of Exhibit I.

“Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada maintained or contributed to by a Loan Party for its employees or former employees and does not include the Canada Pension Plan or the Quebec Pension Plan which is maintained by the Government of Canada or the Province of Québec, respectively.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction and (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the Canadian or United States federal government or (ii) issued by any agency of Canada or the United States federal government the obligations of which are fully backed by the full faith and credit of the Canadian or United States federal government, respectively, (b) any readily-marketable direct obligations issued by any other agency of Canada or the United States federal government, any province of Canada or state of the United States or any political subdivision of any such province or state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any province of Canada or state of the United States, (d) any US Dollar or Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii)(x) any bank that is organized under the laws of Canada and referenced on Schedule I of the Bank Act (Canada) or (y) any commercial bank that is (A)  organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and

(C) has Tier 1 capital (as defined in such regulations) in excess of US$250,000,000 and (e) shares of any Canadian or United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of US$500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in Canada or the United States, as applicable; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” shall have the meaning given to such term in the US Facility Credit Agreement.

“Closing Date” means the first date on which any Loan is made hereunder.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment.

“Commitment Termination Date” means, with respect to any Revolving Credit Commitment, the Scheduled Revolving Credit Termination Date.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Availability” means, as of any date of determination, the sum of (a) Availability plus (b) “Availability”, as such term is defined in the US Facility Credit Agreement.

“Consolidated Borrowing Base” means, as of any date of determination, an amount equal to the Canadian Borrowing Base plus the aggregate Beacon US Borrowing Base (converted from US Dollars into an Equivalent Amount of Dollars).

“Consolidated Borrowing Base Certificate” means a certificate and schedule duly executed on behalf of Beacon US by an officer of Beacon US appropriately completed and in substantially the form of Exhibit I.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of Consolidated Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by net income and for capital or franchise taxes, (ii) Consolidated Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness (except amortization and expenses related to the consummation of the initial Borrowings and Issuance of Letters of Credit (as each such term is defined in the US Facility Credit Agreement) on the Closing Date and the Related Transactions and the payment of all fees, costs and expenses associated with the foregoing), (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the Sale of property (other than accounts (as defined under the applicable UCC) and inventory) outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants and (vii) out-of-pocket expenses incurred in connection with the consummation of any primary public offering of Stock by Holdings and minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the Sale of property (other than accounts (as defined in the applicable UCC) and inventory) out of the ordinary course of business by such Person, (v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent, and (vi) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Cash Interest Expense of such Person for such period.

“Consolidated Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net costs under

Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period minus (b) the sum of (i) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and (ii) Consolidated interest income of such Person and its Subsidiaries for such period.

“Consolidated Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date (net of all unrestricted cash and Cash Equivalents of such Person as of such date) to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Consolidated Net Income” means, with respect to any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Total Debt” of any Person means all Indebtedness of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof and, without duplication, all Guaranty Obligations with respect to any such Indebtedness, in each case of such Person and its Subsidiaries on a Consolidated basis.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) and/or to establish cash management over such account to or in favour of the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably satisfactory to the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably satisfactory to the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“CRA” means the Canada Revenue Agency of Canada and any successor thereto.

“Credit Memoranda Reserve” means, for the Borrower or any Domestic Subsidiary Guarantor as of any date of determination, a reserve equal to the aggregate credits to account debtors provided under credit memoranda issued by such Person more than thirty (30) days after the creation of the Accounts giving rise to such credits.  The Credit Memoranda Reserve for the Borrower and the Domestic Subsidiary Guarantors as of the Closing Date is reflected in the Canadian Borrowing Base Certificate delivered as of such date and shall thereafter be adjusted after each field examination audit of the Collateral conducted by the Administrative Agent or any duly authorized representative of the Administrative Agent.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not more than 30 days delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)           Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of Illinois or any similar section under any applicable UCC or any similar Requirement of Law of Canada, or any province or territory thereof, or any foreign jurisdiction;

(c)           pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money), (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) or (iv) to secure liability to insurance carriers (not related to judgments or litigation);

(d)           judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e)           Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.2 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)            Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not more than 30 days delinquent or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and

(g)           the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Designs” means all of the following now owned or hereafter acquired by any Person: (a) all industrial designs and intangibles of like nature, including IP Ancillary Rights (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Industrial Design Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Dilution Reserve” means, for the Borrower or any Domestic Subsidiary Guarantor as of any date of determination, a reserve for the amount by which the total dilution of such Person’s Accounts exceeds five percent (5%); with dilution referring to all actual and potential offsets to an Account of such Person, including, without limitation, customer payment and/or volume discounts, write-offs, credit memoranda, returns and allowances, and billing errors.  The Dilution Reserve for the Borrower or any Domestic Subsidiary Guarantor shall be adjusted after each field examination audit of the Collateral conducted by the Administrative Agent or any authorized representative designated by the Administrative Agent.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Revolving Credit Facility and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission or any Canadian equivalent or any foreign equivalent thereof.

“Dollars” and the sign “$” each mean the lawful money of Canada.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“Domestic Subsidiary Guarantor” means any Wholly Owned Subsidiary of the Borrower which is both an entity organized under the laws of Canada or any political subdivision thereof and a Guarantor.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” means, for the Borrower or any Domestic Subsidiary Guarantor as at any date of determination, the aggregate of all Accounts of such Person that the Administrative Agent, in its reasonable credit judgment, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, the Administrative Agent may determine that the following Accounts are not Eligible Accounts:

(1)           Accounts which, at the date of issuance of the respective invoice therefor, were payable more than ninety (90) days after the date of issuance;

(2)           Accounts which remain unpaid for more than the earlier of sixty (60) days after the due date specified in the original invoice or one hundred twenty (120) days after invoice date;

(3)           Accounts which are otherwise eligible with respect to which the account debtor is owed a credit by any Group Member, but only to the extent of such credit;

(4)           Accounts due from an account debtor whose principal place of business is located outside the United States of America or Canada unless such Account is backed by a letter of credit, in form and substance acceptable to the Administrative Agent and issued or confirmed by a bank that is organized under the laws of Canada or the United States of America or a State thereof, that is acceptable to the Administrative Agent; provided that such letter of credit has been delivered to the Administrative Agent as additional Collateral;

(5)           Accounts due from an account debtor which the Administrative Agent, in the exercise of its reasonable credit judgment, has notified the Borrower does not have a satisfactory credit standing;

(6)           Accounts in excess of US$20,000 in the aggregate with respect to which the account debtor is the federal government of Canada (Her Majesty in Right of Canada), the United States of America, any province, state or any municipality, or any department, agency or instrumentality thereof, unless the applicable Loan Party has, with respect to such Accounts, complied with the Financial Administration Act (Canada),

Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et. seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(7)           Accounts with respect to which the account debtor is an Affiliate of any Group Member or a director, officer, agent, stockholder or employee of any Group Member or any of its Affiliates;

(8)           Accounts due from an account debtor if more than fifty percent (50%) of the aggregate amount of all Accounts of the Borrower and the Domestic Subsidiary Guarantors (together with all Beacon US Accounts) due from such account debtor have at the time remained unpaid for more than the earlier of sixty (60) days after due date or one hundred twenty (120) days after the invoice date;

(9)           Accounts with respect to which there is any unresolved dispute with the respective account debtor (but only to the extent of such dispute);

(10)         Accounts evidenced by an “instrument” or “chattel paper” (as defined in the PPSA or UCC, as applicable) not in the possession of the Administrative Agent, on behalf of itself and Lenders;

(11)         Accounts with respect to which the Administrative Agent, on behalf of itself and the Lenders, does not have a valid, first priority and fully perfected security interest, subject only to, with respect to priority, Prior Claims;

(12)         Accounts subject to any Lien except those in favour of the Administrative Agent, on behalf of itself and the Lenders, and those in favour of the US Facility Agent, on behalf of itself and the US Facility Lenders, and Prior Claims;

(13)         Accounts with respect to which the account debtor is the subject of any bankruptcy or other insolvency proceeding;

(14)         Accounts due from an account debtor to the extent that such Accounts exceed in the aggregate an amount equal to ten percent (10%) of the aggregate of all Accounts of the Borrower and the Domestic Subsidiary Guarantors (together with all Beacon US Accounts) at said date;

(15)         Accounts with respect to which the account debtor’s obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

(16)         Accounts with respect to which the account debtor is located in any province or state denying creditors access to its courts in the absence of a return and applicable notices of changes or Notice of Business Activities Report or other similar filing(s), unless the applicable Loan Party has either qualified as a foreign or extra-provincial corporation authorized to transact business in such province or state or has filed a return and applicable notices of changes or Notice of Business Activities Report or other similar filing(s) with the applicable provincial or state agency for the then current year;

(17)         Accounts with respect to which the account debtor is a creditor of any Group Member; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Group Members to such Person; and

(18)         that portion of Accounts which represents service charges, late fees or similar charges.

“Eligible Assignee” has the meaning specified in Section 11.2.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including the Canadian Environmental Protection Act, 1999, Fisheries Act, Transportation of Dangerous Goods Act, 1992, the Migratory Birds Protection Act, 1994, the Species At Risk Act, the Hazardous Products Act, the Canada Shipping Act, the Canada Wildlife Act, CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“Equivalent Amount” means, on any date of determination, with respect to amounts denominated in US Dollars, the amount of Dollars which would result from the conversion of US Dollars into Dollars at the 12:00 noon (Toronto time) rate quoted on the Reuters Screen Page BOFC on the date of the most recent Borrowing Base Certificates required to be delivered hereunder or, at the discretion of the Administrative Agent, on a more recent date (or if such display or service ceases to exist, any other display and service in existence as of the relevant time designated by the Administrative Agent).

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any

other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person or a Subsidiary organized under the laws of Canada or any political subdivision thereof and in respect of which any of (a) the pledge of all of the Stock of such Subsidiary as Collateral for any US Facility Obligation of Beacon US, (b) the grant by such Subsidiary of a Lien on any of its property as Collateral for any US Facility Obligation of Beacon US or (c) such Subsidiary incurring Guaranty Obligations with respect to any US Facility Obligation of Beacons US or any Domestic Person would, in the good faith judgment of Beacon US, result in materially adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole; provided, however, that (x) the Administrative Agent and Beacon US may agree that, despite the foregoing, any such Subsidiary shall not be an “Excluded Foreign Subsidiary” and (y) no such Subsidiary shall be an “Excluded Foreign Subsidiary” if, with substantially similar tax consequences, such Subsidiary has entered into any Guaranty Obligations with respect to, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the US Facility Obligations) of any Loan Party.

“Existing Lenders” means, collectively, all “Lenders” (as defined in the Existing Loan Agreement) under the Existing Loan Agreement on the date hereof.

“Existing Loan Agreement” means that certain Third Amended and Restated Loan Agreement dated as of October 14, 2005 among the Borrower, the institutions party thereto as lenders and GE Capital, as administrative agent thereunder.

“Existing Obligations” means the “Obligations”, as defined in the Existing Loan Agreement.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letters” means (a) the letter agreement, dated as of September 22, 2006, addressed to the Administrative Agent and the US Facility Agent from the Borrower and Beacon US and accepted by the Administrative Agent and the US Facility Agent, with respect to certain fees to be paid from time to time to the Administrative Agent and the US Facility Agent and their respective Related Persons and (b) any additional fee letter entered into and executed by, among others, Beacon US and the US Facility Agent.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“Fiscal Quarter” means each 3 fiscal month period ending on December 31, March 31, June 30 or the last Saturday in September.

“Fiscal Year” means the twelve month period ending on the last Saturday in September.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any province, state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower, Holdings, Beacon US and its Subsidiaries.

“Group Members’ Accountants” means Ernst & Young or other nationally-recognized independent registered certified public accountants.

“Guarantor” means Holdings, Beacon US, each Wholly Owned Subsidiary of Beacon US listed on Schedule 4.3 that is not an Excluded Foreign Subsidiary and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means guaranty and security agreement(s), in substantially the form of Exhibit H, among the Administrative Agent, the Borrower and other Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) product warranties given in the ordinary course of business.  The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Holdings” means Beacon Roofing Supply, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured:  (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, if the purchase price is due more than 6 months from the date the obligation is incurred, including “earn-outs” and similar payment obligations, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination and (i) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien; provided, further, that “earn-outs” and similar payment obligations shall be valued based upon the amount thereof required to be recorded on a balance sheet prepared in accordance with GAAP.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Index Rate” means, on any day, a floating rate per annum equal to the greater of (1) the annual rate of interest most recently quoted in the “Report on Business” section of The Globe and Mail as being the current “Canadian prime rate”, “chartered bank prime rate” or words of similar description in effect and (2) the BA Rate in respect of a BA Period of thirty (30) days commencing on the first Business Day of the calendar month in which such date occurs plus 0.75% per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.  For greater certainty, no adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“Index Rate Loan” means a Loan denominated in Dollars bearing interest at a rate determined by reference to the Index Rate.

“Initial Projections” means those financial projections covering the Fiscal Years ending in 2007 through 2013 and delivered to the Administrative Agent by the Borrower or Beacon US prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Designs, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“ITA” means the Income Tax Act (Canada) R.S.C., 1985, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Lender” means, collectively, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender”, or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Beacon US Guaranty and Security Agreement, the Master Reaffirmation Agreement, the Canadian Acknowledgement and Confirmation, the Mortgages, the Control Agreements, the Fee Letters, the Secured Hedging Documents, the Quebec Security, the US Facility Intercreditor Agreement and any other document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Master Reaffirmation Agreement” means that certain master reaffirmation and amendment to collateral documents dated as of the Closing Date among Administrative Agent, Beacon US, Holdings and the Domestic Subsidiary Guarantors (as defined in the US Facility Credit Agreement) party thereto in form and substance acceptable to the Administrative Agent.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document and (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding US$5,000,000, in the aggregate.

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the Revolving Credit Commitments of all Lenders and (b) the Consolidated Borrowing Base less the outstanding balance of the US Facility Revolving Credit Outstandings (converted from US Dollars into an Equivalent Amount of Dollars).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, hypothec over immoveables, or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favour of the Administrative Agent as security for the Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favour of the Administrative Agent for the benefit of the Secured Parties, subject only to Customary Permitted Liens and such other Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto or (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Non-Funding Lender” has the meaning specified in Section 2.2(c).

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment under the Revolving Credit Facility.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any other Indemnitee, any participant, any SPV or, in the case of any Secured Hedging Documents, any Secured Hedging Counterparty therefor, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (c) all Secured Hedging Reimbursement Obligations and (d) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.  “Obligations” shall also include all obligations of the

Loan Parties to any Lender (or any Affiliate of any Lender) in respect of Banking Services.

“Other Taxes” has the meaning specified in Section 2.17(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” has the meaning given to such term in the US Facility Credit Agreement.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms no less favourable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted

Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of Beacon US or any of its Subsidiaries (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Permitted Small Acquisition” has the meaning given to such term in the US Facility Credit Agreement.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PPSA” means the Personal Property Security Act (Ontario), as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prior Claims” means the aggregate of all amounts that are secured by Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with the Administrative Agent’s Liens against all or part of the Collateral; including for amounts owing for employee source deductions and contributions, vacation pay, goods and services taxes, sales taxes, realty taxes, business taxes, workers’ compensation, pension fund or plan obligations, overdue rents and Québec corporate taxes.

“Pro Forma Balance Sheet” has the meaning specified in Section 4.4(d).

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Pro Rata Outstandings”, of any Lender at any time, means the outstanding principal amount of Revolving Loans owing to such Lender.

“Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under the Revolving Credit Facility by (b) the sum of the Commitments (or, if such Commitments in the Revolving Credit Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under the Revolving Credit Facility; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in the Revolving Credit Facility, such Lender’s Pro Rata Share in the Revolving Credit Facility shall be determined based on the Pro Rata Share in the Revolving Credit Facility most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Quebec Security” means, collectively, the debenture, the pledge of debenture and the deed of hypothec each dated August 30, 2000 (each as amended, restated, supplemented or otherwise modified from time to time) and executed and delivered by the Borrower.

“Register” has the meaning specified in Section 2.14(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Transaction” means the closing of the transactions under the US Facility Loan Documents.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge,

dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” has the meaning given to such term in the US Facility Credit Agreement.

“Required Revolving Credit Lenders” has the meaning given to such term in the US Facility Credit Agreement.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, provincial, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, with respect to the Canadian Borrowing Base (a) the Credit Memoranda Reserve and the Dilution Reserve, and (b) reserves against Eligible Accounts or the Canadian Borrowing Base that the Administrative Agent may, in its reasonable credit judgment, establish from time to time, with prior or contemporaneous notice to the Borrower.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment or Sale of property for less than fair market value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual

Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of any Group Member, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement.  The aggregate amount of the Revolving Credit Commitments on the date hereof equals $15,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans.

“Revolving Credit Facility First Priority Collateral” means all Collateral constituting cash, accounts receivable, chattel paper, documents and documents of title, instruments, and investment property, and all intangibles and general intangibles, supporting obligations, letter of credit rights, commercial tort claims and insurance policies related to the foregoing and all proceeds of the foregoing, but excluding any of the foregoing which constitute proceeds of inventory or other Term B Loan First Priority Collateral sold or otherwise disposed of after any or all of the Obligations or the US Facility Obligations have been accelerated (as long as such acceleration has not been rescinded) or which are received by the Administrative Agent as a result of the exercise of its remedies under the Loan Documents after the occurrence and during the continuance of an Event of Default or by the US Facility Agent as a result of the exercise of its remedies under the US Facility Loan Documents after the occurrence and during the occurrence of an “Event of Default” (as defined in the US Facility Loan Documents).

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment or holds a Revolving Loan.

“Revolving Credit Outstandings” means, at any time, to the extent outstanding at such time, the aggregate principal amount of the Revolving Loans.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1.

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Scheduled Maturity Date” means the later of the Scheduled Revolving Credit Termination Date and the “Scheduled Maturity Date” (as such term is defined in the US Facility Credit Agreement).

“Scheduled Revolving Credit Termination Date” means September 30, 2013.

“Secured Hedging Counterparty” means General Electric Capital Corporation or any other Person (other than any Group Member) that entered into a Hedging Agreement with the Borrower or has provided a Secured Hedging Support Document at the request of the Borrower at a time when such Person was the Administrative Agent, a Lender or an Affiliate of a Lender.

“Secured Hedging Documents” means, collectively, (a) any Hedging Agreement that (i) is entered into by the Borrower and any Secured Hedging Counterparty therefor, (ii) in the case of any Person that is not the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Hedging Document” hereunder in a joint notice from such Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement and (iii) meets the requirements of Section 8.1(f) and (b) any Secured Hedging Support Provision.

“Secured Hedging Reimbursement Obligation” means any obligation of the Borrower to make payments to any Secured Hedging Counterparty with respect to any Secured Hedging Support Provision.

“Secured Hedging Support Documents” means any document (a) entered into to provide credit enhancements for the benefit of the counterparty to an Interest Rate Contract into which the Borrower entered, which credit enhancements are provided (i) solely to support the payment obligations of the Borrower under such Interest Rate Contract, and (ii) by GE Capital or any other Person at a time when such Person is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) is expressly identified as being a “Secured Hedging Support Document” hereunder in a joint notice from such Loan Party and the Person providing such credit enhancements delivered to the Administrative Agent reasonably promptly after the execution or issuance of such document, unless such Person is the Administrative Agent or an Affiliate of the Administrative Agent at the time such credit enhancements are provided.

“Secured Hedging Support Provision” means any provision in any Secured Hedging Support Document, Sections 2.6(c), 2.9(a) and 2.9(c) and any other provision of this Agreement or any Loan Document to the extent applicable to any Secured Hedging Reimbursement Obligation, any Secured Hedging Support Document or affecting the rights or duties of, or any payment to, any Secured Hedging Counterparty with respect to any Secured Hedging Support Document.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person on a going concern basis (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Tax Affiliate” means, (a) Beacon US and its Subsidiaries and (b) any Affiliate of Beacon US with which Beacon US files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term B Loan” has the meaning given to it in the US Facility Credit Agreement.

“Term B Loan Commitment” has the meaning given to it in the US Facility Credit Agreement.

“Term B Loan Facility” has the meaning given to it in the US Facility Credit Agreement.

“Term B Loan First Priority Collateral” means all Collateral constituting inventory, real property, equipment, fixtures, patents, designs, trademarks, copyrights and Stock of the Loan Parties, and intercompany debt owed to each Loan Party, and general intangibles, supporting obligations, letter of credit rights, commercial tort claims, insurance policies and other personal property related to the foregoing and all proceeds of the foregoing (excluding proceeds of the foregoing which constitute Revolving Credit Facility First Priority Collateral).

“Term B Loan Lender” means each Lender that has a Term B Loan Commitment or that holds a Term B Loan.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of Illinois.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“US Dollars” and the sign “US$” each mean the lawful money of the United States.

“US Facility Agent” means General Electric Capital Corporation as the administrative agent and collateral agent under the US Facility Loan Documents and any successor in such capacity appointed pursuant to Section 10.9 under the US Facility Credit Agreement.

“US Facility Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of the Closing Date among Beacon US, the other loan parties party thereto, the US Facility Agent and the US Facility Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“US Facility Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the US Facility Agent, the Lenders and the US Facility Lenders party thereto.

“US Facility Lenders” means the lenders party to the US Facility Credit Agreement.

“US Facility Loan Documents” means the US Facility Credit Agreement and the other “Loan Documents” as defined therein.

“US Facility Obligations” means the “Obligations”, as defined under the US Facility Credit Agreement.

“US Facility Revolving Credit Commitment” means the aggregate “Revolving Credit Commitments”, as defined under the US Facility Credit Agreement.

“US Facility Revolving Credit Outstandings” means the “Revolving Credit Outstandings”, as defined under the US Facility Credit Agreement.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

9.2          UCC Terms/PPSA Terms.

The following terms have the meanings given to them in the applicable UCC:  “commodity account”, “commodity contract”, “commodity intermediary”, “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “financial asset”, “general intangible”, “goods”, “instruments”, “inventory”, “securities account”, “securities intermediary” and “security entitlement”.

In addition, without limitation the foregoing, the following terms have the meanings given to them in the PPSA: “equipment”, “intangible”, “goods”, “instruments”, “inventory” and “document of title”.

9.3          Accounting Terms and Principles.

(a)           GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Holdings shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VIII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

(b)           Pro Forma.  All components of financial calculations made to determine compliance with Section 5.1 shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

9.4          Payments.

The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars or US Dollars of any amount expressed in any currency other than Dollars or US Dollars, as applicable, and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party.  Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent demonstrable error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

9.5          Interpretation.

(a)           Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b)           Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to Toronto time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

10

The REVOLVING CREDIT facilitY

10.1        The Commitments.

(a)           Revolving Credit Commitments.  On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the Maximum Revolving Loan Amount exceeds the aggregate Revolving Credit Outstandings at such time.  Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)           [Intentionally Deleted].

(c)           [Intentionally Deleted].

10.2        Borrowing Procedures.

(a)           Notice From the Borrower.  Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 1:00 p.m. on (i) the first Business Day, in the case of a Borrowing of Index Rate Loans and (ii) the third Business Day, in the case of a Borrowing of BA Rate Loans, prior to the date of the proposed Borrowing.  Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing.  Loans shall be made as Index Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be BA Rate Loans.  Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)           Notice to Each Lender.  The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if BA Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate.  Each Lender shall, before 11:00 a.m. (Toronto time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing.  Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower.

(c)           Non-Funding Lenders.  Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  The Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrower.  In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Bank Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (ii) otherwise, at the interest rate applicable to Index Rate Loans under the Revolving Credit Facility.  Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment).  The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

10.3        [Intentionally Deleted].

10.4        [Intentionally Deleted].

10.5        Reduction and Termination of the Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b)           Mandatory.  All outstanding Commitments shall terminate on their respective Commitment Termination Date.

10.6        Repayment of Obligations.

(a)           The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Revolving Credit Termination Date.

(b)           [Intentionally Deleted].

(c)           The Borrower promises to pay to the Secured Hedging Counterparty under any Secured Hedging Support Document an amount equal to the amount of any payment made by such Secured Hedging Counterparty under such Secured Hedging Support Document within one Business Day after the date such payment by such Secured Hedging Counterparty is made.

10.7        Optional Prepayments.

The Borrower may prepay the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding amount under the Revolving Credit Facility shall be in an aggregate amount that is an integral multiple of $1,000,000.

10.8        Mandatory Prepayments.

(a)           [Intentionally Deleted].

(b)           [Intentionally Deleted].

(c)           [Intentionally Deleted].

(d)           Excess Outstandings.  On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Revolving Loan Amount, the Borrower shall pay to the Administrative Agent an amount equal to such excess.

(e)           Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

10.9        Interest.

(a)           Rate.  All Loans and the outstanding amount of all other Obligations (including Secured Hedging Reimbursement Obligations but excluding any other Obligations owing pursuant to Secured Hedging Documents) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:  (i) in the case of Index Rate Loans, at a rate per annum equal to the sum of the Index Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of BA Rate Loans, at a rate per annum equal to the sum of the BA Rate and the Applicable Margin, each as in effect for the applicable BA Period, (iii) in the case of Secured Hedging Reimbursement Obligations, at a rate per annum equal to the sum of BA Rate as in effect for the applicable BA Period and 1% and (iv) in the case of other Obligations, at a rate per annum equal to the sum of the Index Rate and the Applicable Margin for Revolving Loans that are Index Rate Loans, each as in effect from time to time.

(b)           Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), and (B)(1) if such Loan is a Index Rate Loan, on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a BA Rate Loan, on the last day of each BA Period applicable to such Loan and, if applicable, on each date during such BA Period occurring every 3 months from the first day of such BA Period and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(e)(ii) or (B) the delivery of a notice by the Administrative Agent, at the request or with the consent of the Required Lenders, to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable (other than any Secured Hedging Reimbursement Obligation) shall bear interest, subject to the Interest Act (Canada), at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

10.10      Conversion and Continuation Options.

(a)           Option.  The Borrower may elect (i) in the case of any BA Rate Loan, (A) to continue such BA Rate Loan or any portion thereof for an additional BA Period on the last day of the BA Period applicable thereto and (B) to convert such BA Rate Loan or any portion thereof into a Index Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Index Rate Loans, to convert such Index Rate Loans or any portion thereof into BA Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each BA Period, the aggregate amount of BA Rate Loans having such BA Period must be an integral multiple of $100,000 and (y) no conversion in whole or in part of Index Rate Loans to BA Rate Loans and no continuation in whole or in part of BA Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2)

such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)           Procedure.  Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) duly completed.  The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any BA Rate Loan, then, upon the expiration of the applicable BA Period, such Loan shall be automatically converted to a Index Rate Loan.  Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

10.11      Fees.

(a)           Unused Commitment Fee.  The Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to the Applicable Margin, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolving Credit Termination Date.

(b)           [Intentionally Deleted].

(c)           Additional Fees.  The Borrower shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs) and has agreed to pay the additional fees described in the Fee Letters.

10.12      Application of Payments.

(a)           Application of Voluntary Prepayments.  Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.

(b)           Application of Mandatory Prepayments.  Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, to repay the outstanding principal balance of the Revolving Loans, second, to provide cash collateral to the extent required hereunder and, then, any excess shall be retained by the Borrower.

(c)           Application of Payments During an Event of Default.  (i) The Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(ii)           During the continuance of an Event of Default, the Administrative Agent may, and, upon the direction of the Required Lenders shall, apply amounts collected or received by the Administrative Agent constituting proceeds of Revolving Credit Facility First Priority Collateral in accordance with clauses first through seventh below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by the Administrative Agent after any or all of the Obligations or the US Facility Obligations have been accelerated constituting proceeds of Revolving Credit Facility First Priority Collateral and all proceeds of Revolving Credit Facility First Priority Collateral received by the Administrative Agent as a result of the exercise of its remedies under the Loan Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to pay Obligations and US Facility Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent or the US Facility Agent;

second, to pay Obligations  and US Facility Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, the US Facility Lenders and the L/C Issuers (as defined in the US Facility Credit Agreement);

third, to pay interest then due and payable in respect of the Revolving Loans, Revolving Loans (as defined in the US Facility Credit Agreement), Swing Loans (as defined in the US Facility Credit Agreement) and L/C Reimbursement Obligations (as defined in the US Facility Credit Agreement) and in respect of any amount owing under any Secured Hedging Document (as defined herein and in the US Facility Credit Agreement);

fourth, to repay the outstanding principal amounts of the Swing Loans (as defined in the US Facility Credit Agreement), Revolving Loans, Revolving Loans (as defined in the US Facility Credit Agreement) and L/C Reimbursement Obligations (as defined in the US Facility Credit Agreement), to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 9.3 of the US Facility Credit Agreement and to pay amounts (other than interest) owing under any Secured Hedging Document (as defined herein and in the US Facility Credit Agreement);

fifth, to pay interest then due and payable in respect of the Term B Loan;

sixth, to repay the outstanding principal amounts of the Term B Loans;

seventh, to the ratable payment of all other Obligations and US Facility Obligations; and

eighth, to the Loan Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(iii)          During the continuance of an Event of Default, the Administrative Agent may, and, upon the direction of the Required Lenders shall, apply all amounts collected or received by the Administrative Agent constituting proceeds of Term B Loan First Priority Collateral in accordance with clauses first through seventh below.  Notwithstanding any provision herein to the contrary, all amounts collected or received by the Administrative Agent after any or all of the Obligations or the US Facility Obligations have been accelerated constituting proceeds of Term B Loan First Priority Collateral and all proceeds of Term B Loan First Priority Collateral received by the Administrative Agent as a result of the exercise of its remedies under the Loan Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

first, to pay Obligations and US Facility Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent or the US Facility Agent;

second, to pay Obligations and US Facility Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, the US Facility Lenders and the L/C Issuers (as defined in the US Facility Credit Agreement);

third, to pay interest then due and payable in respect of the Term B Loans and in respect of any amount owing under any Secured Hedging Document (as defined herein and in the US Facility Credit Agreement);

fourth, to repay the outstanding principal amounts of the Term B Loans and to pay amounts (other than interest) owing under any Secured Hedging Document (as defined herein and in the US Facility Credit Agreement);

fifth, to pay interest then due and payable in respect of the Revolving Loans, Revolving Loans (as defined in the US Facility Credit Agreement), Swing Loans (as defined in the US Facility Credit Agreement) and L/C Reimbursement Obligations (as defined in the US Facility Credit Agreement);

sixth, to repay the outstanding principal amounts of the Revolving Loans, Revolving Loans (as defined in the US Facility Credit Agreement), Swing Loans (as defined in the US Facility Credit Agreement) and L/C Reimbursement Obligations (as defined in the US Facility Credit Agreement), to provide cash collateral for Letters of Credit (as defined in the US Facility Credit Agreement) in the manner and to the extent described in Section 9.3 of the US Facility Credit Agreement;

seventh, to the ratable payment of all other Obligations and US Facility Obligations; and

eighth, to the Loan Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(iv)          If the Stock of any Loan Party is sold or any Loan Party is sold as a going concern on any date (the “Sale Date”) under the circumstances described in this Section 2.12(c), the sale proceeds shall be allocated as follows:  (i) that portion of the sale proceeds equal to the aggregate net book value of accounts receivable constituting Revolving Credit Facility First Priority Collateral and reflected on the accounts receivable aging (as reflected in the aging reports submitted to the Administrative Agent with the most current Borrowing Base Certificates delivered to the Administrative Agent on or prior to the Sale Date) shall be allocated to the Revolving Credit Facility First Priority Collateral of the Loan Parties so sold and shall be deemed to be proceeds thereof and (z) the balance of sale proceeds shall be allocated to the Term B Loan First Priority Collateral of the Loan Parties so sold and shall be deemed to be proceeds thereof.

(d)           Application of Payments Generally.  All repayments of any Revolving Loans shall be applied first, to repay such Loans outstanding as Index Rate Loans and then, to repay such Loans outstanding as BA Rate Loans, with those BA Rate Loans having earlier expiring BA Periods being repaid prior to those having later expiring BA Periods.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations.  Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

10.13      Payments and Computations.

(a)           Procedure.  The Borrower shall make each payment under any Loan Document not later than 1:00 p.m. (Toronto time) on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

Transit Number 00002

Account Number 1209329

Royal Bank of Canada – Main Branch

Toronto, Ontario

Reference: Canadian Dollar Receipt Account re Beacon Roofing Supply Canada Company

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.  The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim.  Payments received by the Administrative Agent after 1:00 p.m. (Toronto time) shall be deemed to be received on the next Business Day.

(b)           Computations of Interest and Fees.  All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a BA Rate or Index Rate in accordance with the definitions of “BA Rate” and “Index Rate”, respectively) or, if applicable in the case of the BA Rate used to determine interest on Secured Hedging Reimbursement Obligations, the applicable Secured Hedging Counterparty and shall be conclusive, binding and final for all purposes, absent manifest error.

For purposes of disclosure under the Interest Act (Canada), where interest or fees are calculated pursuant hereto at a rate based upon a 365 day year (the “Stated Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such Stated Rate multiplied by the actual number of days in the year divided by 365.  The parties agree that (i) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement or any of the other Loan Documents and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(c)           Payment Dates.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.

(d)           Advancing Payments.  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Bank Rate for the first Business Day and thereafter, at the rate applicable to Index Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(e)           Limitations on Interest.  If any provision of this Agreement or any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in the receipt by the Administrative Agent or that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (i) firstly, by reducing the amount or rate of interest required to be paid to that Lender under Section 2.9(a); and (b) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the applicable Loan Party shall be entitled, by notice in writing to the Administrative Agent or the affected Lender, to obtain reimbursement from the Administrative Agent or that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Loan Party.  Any amount or rate of interest referred to in this Section 2.13(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the Revolving Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Credit Termination Date or, if all the Obligations are not irrevocably repaid on such date, such later date on which all of the Obligations of the Borrower are irrevocably paid and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

10.14      Evidence of Debt.

(a)           Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder.

(b)           Records of Administrative Agent.  The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and for BA Rate Loans, the BA Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)           Registered Obligations.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.

(d)           Prima Facie Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent.

(e)           Notes.  Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender and substantially in the form of Exhibit B; provided, however, that only one Note shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances.  Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

10.15      Suspension of BA Rate Option.

Notwithstanding any provision to the contrary in this Article II, the following shall apply:

10.15.1  Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the BA Rate is determined or (B) the Required Lenders notify the Administrative Agent that the BA Rate for any BA Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such BA Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue BA Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

10.15.2  Illegality.  If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make BA Rate Loans or to continue to fund or maintain BA Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue BA Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make BA Rate Loans.

10.15.3  Effect of Suspension.  If the obligation of any Lender to make or to continue BA Rate Loans is suspended, (A) the obligation of such Lender to convert Index Rate Loans into BA Rate Loans shall be suspended, (B) such Lender shall make a Index Rate Loan at any time such Lender would otherwise be obligated to make a BA Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any BA Rate Loan or to convert any Index Rate Loan into a BA Rate Loan and (D) each BA Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current BA Period thereof) be converted into a Index Rate Loan.

10.16      Breakage Costs; Increased Costs; Capital Requirements.

(a)           Breakage Costs.  The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the BA Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of BA Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any BA Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Index Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable BA Period or (C) as a consequence of any failure by the Borrower to repay BA Rate Loans when required by the terms hereof.  For purposes of this clause (a), each Lender shall be deemed to have actually funded its relevant BA Rate Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Rate Loan and having a maturity comparable to the relevant BA Period; provided, that each Lender may fund each of its BA Rate Loans in any manner its sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

(b)           Increased Costs.  If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit or (ii) imposing any other cost to such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such increased cost.

(c)           Increased Capital Requirements.  If at any time any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by any Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of such Lender’s (or any corporation controlling such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of such Lender or corporation, such Lender or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction.

(d)           Compensation Certificate.  Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent demonstrable error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

10.17      Taxes.

(a)           Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.17, each payment by any Loan Party to a Secured Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes as defined below, the “Taxes”) other than for taxes (“Excluded Taxes”) measured by net income (including branch profits taxes) or capital and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)           Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document (other than any Secured Hedging Document) to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Loan Party shall be required to indemnify any such Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this clause (b), except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, to receive additional amounts under this clause (b).

(c)           Other Taxes.  In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  The Administrative Agent may, without any need for notice, demand or consent from the Borrower, make a Revolving Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment.  Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d)           Indemnification.  The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent demonstrable error.  In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)           Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall, if requested by the Borrower, use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)            [Intentionally Deleted].

10.18      Substitution of Lenders

(a)           Substitution Right.  In the event that any Lender that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any BA Rate Loan, (iii) makes a claim for payment pursuant to Section 2.17(b) (Taxes), (iv) becomes a Non-Funding Lender or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders, the Borrower may either pay in full such Affected Lender with the consent of the Administrative Agent or substitute for such Affected Lender any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”).

(b)           Procedure.  To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender.  The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender (including those that will be owed because of such payment and payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(e) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender.

(c)           Effectiveness.  Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of the Revolving Credit Facility, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to the Revolving Credit Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in the Revolving Credit Facility in the amount of such Affected Lender’s Commitment in the Revolving Credit Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to the Revolving Credit Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

11

Conditions To Loans

11.1        Conditions Precedent to Amendment and Restatement.

The obligation of each Lender to amend and restate the Revolving Credit Facility as provided for herein is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Closing Date:

11.1.1     Certain Documents.  The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

11.1.1.A this Agreement duly executed by the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes conforming to the requirements set forth in Section 2.14(e);

11.1.1.B a Guaranty and Security Agreement, duly executed by each Loan Party, together with (A) copies of PPSA, UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent, (B) all documents representing all Securities being pledged pursuant to such Guaranty and Security Agreements and related undated powers or endorsements duly executed in blank (to the extent not already delivered to the Administrative Agent) and (C) all Control Agreements that, in the reasonable judgment of the Administrative Agent, are required for the Loan Parties to comply with the Loan Documents as of the Closing Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

11.1.1.C duly executed favourable opinions of counsel to the Loan Parties in Illinois, Ontario, Quebec and Nova Scotia, each addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

11.1.1.D a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

11.1.1.E a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (v) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

11.1.1.F a certificate of a Responsible Officer of the Borrower on behalf of the Borrower to the effect that (A) each condition set forth in Section 3.2(b) has been satisfied and (B) both the Loan Parties taken as a whole and the Borrower are Solvent after giving effect to the initial Loans, the consummation of the Related Transactions, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto and (C) attached thereto is a complete and correct copy of the US Facility Credit Agreement;

11.1.1.G insurance certificates in form and substance satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5; and

11.1.1.H such other documents and information as any Lender through the Administrative Agent may reasonably request.

11.1.2     Fee and Expenses.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

11.1.3     Consents.  Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document.

11.1.4     Related Transactions.  The Administrative Agent shall be satisfied that the Related Transactions have been consummated in accordance with the US Facility Loan Documents.

11.1.5     Loan Documents.  The Administrative Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit K, each in form and substance reasonably satisfactory to the Administrative Agent;

11.1.6     Availability.  No Revolving Loans shall be advanced on the Closing Date.

11.1.7     [Intentionally Deleted].

11.1.8     [Intentionally Deleted].

11.2        Conditions Precedent to Each Loan.

The obligation of each Lender on any date (including the Closing Date) to make any Loan is subject to the satisfaction of each of the following conditions precedent:

11.2.1     Request.  The Administrative Agent shall have received, to the extent required by

Article II, a written, timely and duly executed and completed Notice of Borrowing.

11.2.2     Representations and Warranties; No Defaults.  The following statements shall be true on such date, both before and after giving effect to such Loan:  (i) the representations and warranties set forth in any Loan Document shall be true and correct in all material respects on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default shall be continuing.

11.2.3     Additional Matters.  The Administrative Agent shall have received such additional documents and information as any Lender, through the Administrative Agent, may reasonably request.

The representations and warranties set forth in any Notice of Borrowing (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan and the acceptance of the proceeds thereof.

11.3        [Intentionally Deleted].

11.4        Determinations of Initial Borrowing Conditions.

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

12

Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into the Loan Documents, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

12.1        Corporate Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of

Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

12.2        Loan Documents.

(a)           Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents and US Facility Loan Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including any other US Facility Loan Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect and are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents, (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b)           Due Execution and Delivery.  From and after its delivery to the Administrative Agent, each Loan Document and Related Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms.

12.3        Ownership of Group Members.

Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by Beacon US or Holdings.  All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member (or, in the case of Beacon US, by Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens.  There are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings) or any Subsidiary of any Group Member or any joint venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of Holdings.  There are no Contractual Obligations or other understandings to which any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

12.4        Financial Statements.

(a)           Each of (i) the audited Consolidated balance sheet of Holdings as at September 24, 2005 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by Ernst & Young, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of Holdings as at August 31, 2006 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the 11 months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)           On the Closing Date, (i) none of Holding or its Subsidiaries has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited Financial Statements referenced in clause (a)(ii) above, there has been no Sale of any material property of Holdings and its Subsidiaries and no purchase or other acquisition of any material property.

(c)           The Initial Projections have been prepared by the Borrower in light of the past operations of the business of Holdings and its Subsidiaries and reflect projections for the 7 year period beginning on October 1, 2006 on a quarterly basis for the first year and on a year by year basis thereafter.  As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Borrower of the future Consolidated financial performance of Holdings and the other information projected therein for the periods set forth therein.

(d)           The unaudited Consolidated balance sheet of Holdings (the “Pro Forma Balance Sheet”) delivered to the Administrative Agent prior to the date hereof, has been prepared as of September 30, 2006 and reflects as of such date, on a Pro Forma Basis for the transactions contemplated herein to occur on the Closing Date, the Consolidated financial condition of Holdings, and the assumptions expressed therein are reasonable based on the information available to Holdings and the Borrower at such date and on the Closing Date.

12.5        Material Adverse Effect.

Since September 24, 2005, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

12.6        Solvency.

Both before and after giving effect to (a) the Loans on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and the Borrower are Solvent.

12.7        Litigation.

There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting Beacon US or any of its Subsidiaries with, by or before any Governmental Authority other than those that cannot reasonably be expected to affect the Obligations, the Loan Documents, the Related Documents, the Related Transactions and the other transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

12.8        Taxes.

All federal, provincial, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  Except as disclosed on Schedule 4.8, as of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

12.9        Margin Regulations.

The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

12.10      No Burdensome Obligations; No Defaults.

No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

12.11      Investment Company Act; Public Utility Holding Company Act.

No Group Member is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 1935.

12.12      Labour Matters.

There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labour organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

12.13      Canadian Pension Plans; ERISA.

Except as specifically disclosed in Schedule 4.13, each Canadian Pension Plan is duly registered under the ITA and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status; all material obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion; there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans; there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans; and each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities, agency or instrumentality and which are consistent with generally accepted actuarial principles).  Each Loan Party, after diligent inquiry, has neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans or Canadian Benefit Plans are the subject of an investigation, any other proceeding, an action or a claim.  There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

12.14      Environmental Matters.

Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favour of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Administrative Agent copies of all material environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

12.15      Intellectual Property.

Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses.  To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

12.16      Title; Real Property.

(a)           Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b)           Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state, provincial, municipal and other relevant jurisdictions), the record owner thereof (for owned property) and, where applicable, each lessee and sublessee thereof, (ii) any lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

12.17      Full Disclosure.

The information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document or Related Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any Related Transaction or any other transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.  All facts known to any Group Member and material to an understanding of the financial condition, business, property or prospects of the Group Member taken as one enterprise have been disclosed to the Lenders.

13

[INTENTIONALLY DELETED]

14

Reporting Covenants

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

14.1        Financial Statements.

The Borrower shall deliver to the Administrative Agent (for delivery by the Administrative Agent to the Lenders) each of the following:

14.1.1     Quarterly Reports.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Consolidated and consolidating balance sheets of Holdings as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments), together with a calculation of Consolidated EBITDA for such Fiscal Quarter.

14.1.2     Annual Reports.  As soon as available, and in any event within 90 days after the end of each Fiscal Year, the Consolidated and consolidating balance sheets of Holdings as of the end of such year and related Consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with (i) a certification by the Group Members’ Accountants that (1) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (2) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with the standards of the United States’ Public Company Accounting Oversight Board (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V is continuing or, if in the opinion of the Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof and (ii) a calculation of Consolidated EBITDA for such Fiscal Year.

14.1.3     Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a Compliance Certificate duly executed on behalf of the Borrower by a Responsible Officer of the Borrower that, among other things, states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

14.1.4     Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (c) above, each in form and substance satisfactory to the Administrative Agent, a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

14.1.5     Additional Projections.  As soon as available and in any event not later than 45 days after the end of each Fiscal Year, any significant revisions to, (i) the annual business plan of the Group Members for the Fiscal Year next succeeding such Fiscal Year and (ii) forecasts prepared by management of the Borrower (A) for each Fiscal Quarter in such next succeeding Fiscal Year and (B) for each of the second and third succeeding Fiscal Years, in each case including in such forecasts (x) a projected year-end Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections.

14.1.6     Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (c) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

14.1.7     Intercompany Loan Balances.  Together with each delivery of any Compliance Certificate pursuant to clause (c) above, a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified as complete and correct in all material respects by a Responsible Officer of the Borrower on behalf of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

14.1.8     Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (b) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified on behalf of the Borrower to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

14.1.9     Insurance.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (b) above, each in form and substance satisfactory to the Administrative Agent and certified on behalf of the Borrower as complete and correct in all material respects by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

14.1.10  Canadian and Consolidated Borrowing Base Certificates, Registers and Journals.  On the Closing Date and thereafter, within five (5) Business Days after the last day of each month (provided that (a) at any time during the months of January, February, March and April when the sum of the Revolving Credit Outstandings plus the US Facility Revolving Credit Outstandings (converted from US Dollars to an Equivalent Amount of Dollars) exceeds the Consolidated Borrowing Base (calculated without giving effect to the seasonal increase in the advance rate percentage) and (b) at all times when Availability (as defined in the US Facility Credit Agreement) is less than US$10,000,000, such delivery shall also be made on each Monday following the end of the prior week), the Borrower shall deliver to the Administrative Agent for the last Business Day of such period: (1) a Canadian Borrowing Base Certificate for the Borrower and each Domestic Subsidiary Guarantor updated to reflect the most recent sales and collections of each such Person and setting forth the Canadian Borrowing Base of the Borrower together with a Consolidated Borrowing Base Certificate setting forth the Consolidated Borrowing Base; (2) an invoice register or sales journal (or a similar summary report satisfactory to the Administrative Agent) describing all sales of the Borrower and each Domestic Subsidiary Guarantor, in form and substance satisfactory to the Administrative Agent, and, if the Administrative Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; (3) a cash receipts journal (or a similar summary report satisfactory to the Administrative Agent); (4) a credit memo journal (or a similar summary report satisfactory to the Administrative Agent); and (5) an adjustment journal (or a similar summary report satisfactory to the Administrative Agent), setting forth all adjustments to the Borrower’s and the Domestic Subsidiary Guarantor’s accounts receivable.  The Borrower shall cause Beacon US to deliver to the Administrative Agent copies of all deliveries required in Section 6.1(j) of the US Facility Credit Agreement (including without limitation, a copy of the Beacon US Borrowing Base Certificate expressed in Dollars), contemporaneously with providing such deliveries to the US Facility Agent.

14.2        Other Events.

The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows of it:  (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of US$5,000,000 or (iii) if adversely determined would have a Material Adverse Effect and (d) the acquisition of any material real property.

14.3        Copies of Notices and Reports.

The Borrower shall promptly deliver to the Administrative Agent copies of each of the following:  (a) all reports that Holdings transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, and (c) all press releases not made available directly to the general public.

14.4        Taxes.

The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows of it:  (a) the creation, or filing with CRA, the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

14.5        Labour Matters.

The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows:  (a) the commencement of any material labour dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, have a Material Adverse Effect).

14.6        ERISA and Canadian Pension Matters.

The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice, (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto and (c) promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any

Governmental Authority concerning any Canadian Pension Plan or Canadian Benefit Plan.

14.7        Environmental Matters.

(a)           The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith):  (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any material notice of violation of or potential liability or similar notice under any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of US$2,000,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favour of any Governmental Authority securing, in whole or in part, Environmental Liabilities in excess of US$2,000,000 and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of US$2,000,000.

(b)           Upon request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document that the Administrative Agent reasonably believes is likely to result in Material Environmental Liabilities.

14.8        Other Information.

The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

15

Affirmative Covenants

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

15.1        Maintenance of Corporate Existence.

Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

15.2        Compliance with Laws, Etc.

Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

15.3        Payment of Obligations.

Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

15.4        Maintenance of Property.

Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect.

15.5        Maintenance of Insurance.

Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Administrative Agent.

15.6        Keeping of Books.

The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

15.7        Access to Books and Property; Field Exams.

Each Group Member shall permit the Administrative Agent, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member.  Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the

Administrative Agent and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent reasonably requests with respect to any Group Member.  Each Lender may, with the consent of the Administrative Agent, which will not be unreasonably denied, accompany the Administrative Agent on any such visit or inspection (at such Lender’s expense).  Each Group Member shall permit the Administrative Agent and any authorized representatives designated by the Administrative Agent to conduct field examinations with respect to any of the properties of such Group Member, from time to time, upon prior notice (in the absence of an Event of Default) and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, however, so long as no Default is continuing, the Administrative Agent shall not conduct field examinations so long as Availability (as defined in the US Credit Facility Agreement) exceeds US$25,000,000.

15.8        Environmental.

Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request.  Such audits, assessments and reports shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.  If a Group Member fails to cause any such environmental audit or assessment to be performed within 30 days following the Administrative Agent’s request, such Group Member shall allow the Administrative Agent to perform (or cause to be performed) such environmental audit or assessment at any reasonable time and with reasonable advance notice.

15.9        Use of Proceeds.

The proceeds of the Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (a) to refinance and/or restate the Indebtedness under the Existing Loan Agreement, (b) for the payment of transaction costs, fees and expenses incurred in connection with the Loan Documents and the transactions contemplated therein and (c) for working capital and general corporate and similar purposes, including to fund Permitted Acquisitions.

15.10      Additional Collateral and Guarantees.

To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

15.10.1  deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(3)   (A) each Subsidiary of any Loan Party that has entered into Guaranty Obligations with respect to any Indebtedness of the Borrower and (B) each Wholly Owned Subsidiary of any Loan Party shall guarantee, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(4)   each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Stock and Stock Equivalents and other Securities, as security for the Obligations of such Loan Party;

provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary as security for any Obligation;

15.10.2  deliver to the Administrative Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

15.10.3  within 60 days following the Closing Date, deliver to the Administrative Agent modifications to the mortgages for each real property of the Loan Parties identified on Schedule 4.16 (except as may be agreed to by the Administrative Agent), together with all Mortgage Supporting Documents relating thereto as may be requested by the Administrative Agent;

15.10.4  upon request of the Administrative Agent, deliver to it a Mortgage on any real property owned by any Loan Party, together with all Mortgage Supporting Documents relating thereto (or, if such real property or the real property subject to such lease is located in a jurisdiction outside the United States, similar documents reasonably deemed appropriate by the Administrative Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property);

15.10.5  to take all other actions requested by the Administrative Agent as necessary or advisable to ensure the validity or continuing validity of any guarantee for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date (or, for Collateral located outside Canada or the United States, a similar priority acceptable to the Administrative Agent), including the filing of PPSA and UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

15.10.6  deliver to the Administrative Agent legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

15.11      Deposit Accounts; Securities Accounts and Cash Collateral Accounts.

(a)           Each Group Member (other than Excluded Foreign Subsidiaries) shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, provided, however, that each Group Member may maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary accounts, (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts, in each case except for cash and Cash Equivalents the aggregate value of which does not exceed US$7,500,000 at any time.

(b)           The Administrative Agent shall not give an Activation Notice with respect to a Controlled Deposit Account or Controlled Securities Account unless and until either (i) an Event of Default occurs and is continuing or (ii) Excess Availability (as defined in the US Credit Facility Agreement) is less than US$10,000,000 and, in the case of this clause (ii), the Required Revolving Credit Lenders have directed that such Activation Notice be given or have consented thereto.  Subject to the provisions of Section 2.12(c), all proceeds of Accounts and other sales of Inventory received by the Administrative Agent as a result of delivering an Activation Notice shall be applied to repay the outstanding Revolving Loans in accordance with Section 2.12(b).

(c)           The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account.  From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent may apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12.  No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all Obligations.

16

Negative Covenants

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

16.1        Indebtedness.

No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

16.1.1     the Obligations;

16.1.2     Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);

16.1.3     Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member (other than Holdings) to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c); provided, however, that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed US$35,000,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);

16.1.4     Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 8.4(b)(ii);

16.1.5     intercompany loans owing to any Group Member and constituting Permitted Investments of such Group Member;

16.1.6     (i) obligations under Hedging Agreements and Secured Hedging Documents entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices;

16.1.7     Guaranty Obligations of any Group Member with respect to Indebtedness of any Group Member other than Holdings (other than Indebtedness permitted hereunder in reliance upon clause (b) or (c) above, for which Guaranty Obligations may be permitted to the extent set forth in such clauses);

16.1.8     indebtedness of Beacon US pursuant to the US Facility Loan Documents;

16.1.9     any unsecured Indebtedness of any Group Member; provided, however, that the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed US$5,000,000 at any time;

16.1.10  unsecured Indebtedness not to exceed US$15,000,000 in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to the Administrative Agent and the Required Lenders;

16.1.11  unsecured Indebtedness of Holdings not to exceed US$25,000,000 in the aggregate at any time outstanding incurred in connection with any Permitted Acquisition; provided, however, that any such Indebtedness shall (i) have a maturity date no earlier than ninety (90) days after the Scheduled Maturity Date, (ii) shall be fully subordinated to the Obligations in a manner reasonably satisfactory to Agent and (iii) be otherwise issued pursuant to terms and conditions reasonably satisfactory to Agent; and

16.1.12  earn-out and similar payment obligations of the Loan Parties arising in connection with a Permitted Acquisition and not otherwise permitted hereunder, to the extent approved by the Administrative Agent.

16.2        Liens.

No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

16.2.1     Liens created pursuant to any Loan Document;

16.2.2     Customary Permitted Liens of Group Members;

16.2.3     Liens existing on the date hereof and set forth on Schedule 8.2;

16.2.4     Liens on the property of Beacon US or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 90 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness;

16.2.5     Liens on the property of Beacon US or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens;

16.2.6     Liens created pursuant to the US Facility Loan Documents; and

16.2.7     Liens on any property of Beacon US or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed US$1,000,000 at any time.

16.3        Investments.

No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

16.3.1     Investments existing on the date hereof and set forth on Schedule 8.3;

16.3.2     Investments in cash and Cash Equivalents;

16.3.3     (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

16.3.4     Investments made as part of a Permitted Acquisition;

16.3.5     Investments by (i) Holdings in Beacon US, (ii) any Loan Party (other than Holdings) in any other Loan Party (other than Holdings), (iii) any Group Member that is not a Loan Party in any Group Member (other than Holdings) or in any joint venture or (iv) any Loan Party (other than Holdings) in any Group Member that is not a Loan Party or in any joint venture; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iv) shall not exceed US$1,000,000 at any time; and provided, further, that any Investment consisting of loans or advances to any Loan Party pursuant to clause (iii) above shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions satisfactory to the Administrative Agent;

16.3.6     (i) loans or advances to employees of any Group Member to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed US$1,000,000 at any time and (ii) promissory notes of employees issued to Holdings in consideration for shares of Stock issued by Holdings to such employees in an aggregate outstanding amount not exceeding US$1,000,000 at any time; and

16.3.7     any Investment by Beacon US or any of its Subsidiaries; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed US$5,000,000 at any time.

16.4        Asset Sales.

No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

16.4.1     In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents, inventory or property that has become obsolete or worn out and (ii) non-exclusive licenses of Intellectual Property;

16.4.2     (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a Sale and Leaseback Transaction and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable Sale) of all property covered by any outstanding Sale and Leaseback Transaction at any time shall not exceed US$5,000,000;

16.4.3     (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member (other than Holdings) to any other Group Member (other than Holdings) to the extent any resulting Investment constitutes a Permitted Investment, (ii) any Restricted Payment by any Group Member (other than Holdings) permitted pursuant to Section 8.5 and (iii) any distribution by Holdings of the proceeds of Restricted Payments from any other Group Member to the extent permitted in Section 8.5;

16.4.4     (i) any Sale or issuance by Holdings of its own Stock, (ii) any Sale or issuance by Beacon US of its own Stock to Holdings, (iii) any Sale or issuance by any Subsidiary of Beacon US of its own Stock to any Group Member (other than Holdings), provided, however, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties (other than Holdings), taken as a whole, does not change as a result of such Sale or issuance and (iv) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of Beacon US, any Sale or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings; and

16.4.5     as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction) of, or Sale or issuance of its own Stock by, any Group Member (other than Holdings) for fair market value payable in cash upon such sale; provided, however, that the aggregate consideration received during any Fiscal Year for all such Sales shall not exceed US$5,000,000.

16.5        Restricted Payments.

No Group Member (other than Holdings) shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following (and Holdings shall not use the proceeds of any Restricted Payment made in reliance under clause (c) below other than as set forth in such clause (c)):

16.5.1     (i) Restricted Payments (A) by any Group Member (other than Holdings) that is a Loan Party to any Loan Party other than Holdings and (B) by any Group Member that is not a Loan Party to any Group Member other than Holdings and (ii) dividends and distributions by any Subsidiary of Beacon US that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

16.5.2     dividends and distributions declared and paid on the common Stock of any Group Member (other than Holdings) ratably to the holders of such common Stock and payable only in common Stock of such Group Member; and

16.5.3     cash dividends on the Stock of Beacon US to Holdings paid and declared solely for the purpose of funding the following:

(iv)          payments by Holdings in respect of taxes owing by Holdings in respect of the other Group Members;

(v)           ordinary operating expenses of Holdings; provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed US$1,000,000 in the aggregate; and

(vi)          the redemption, purchase or other acquisition or retirement for value by Holdings of its common Stock (or Stock Equivalents with respect to its common Stock) from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member upon the death, disability or termination of employment of such employee, director or officer; provided, however, that the amount of such cash dividends paid in any Fiscal Year shall not exceed US$1,000,000 in the aggregate or (B) from any other Person; provided, however, that the amount of such cash dividends paid in any Fiscal Year in reliance upon this clause (B)shall not exceed US$1,000,000 in the aggregate;

provided, however, that no action that would otherwise be permitted hereunder in reliance upon this clause (c) (other than clause (i) or (ii) above) shall be permitted if (A) a Default is then continuing or would result therefrom or (B) such action is otherwise prohibited under any Loan Document or under the terms of any Indebtedness (other than the Obligations) of any Group Member.

Section 4.22           Prepayment of Indebtedness.

No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

16.5.4     prepay the Obligations and the US Facility Obligations;

16.5.5     prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member (other than Holdings) and (B) otherwise, any Indebtedness owing to any Loan Party (other than Holdings); and

16.5.6     make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower) but only, in the case of Subordinated Debt, to the extent permitted by the subordination provisions thereof.

Section 4.23           Fundamental Changes.

No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following:  (x) to consummate any Permitted Acquisition, (y) the merger, consolidation or amalgamation of any Subsidiary of Beacon US into any Loan Party and (z) the merger, consolidation or amalgamation of any Group Member (other than Holdings) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 4.24           Change in Nature of Business.

(a)           No Group Member (other than Holdings) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries at the date hereof and business, operations and activities reasonably related thereto.

(b)           Holdings shall not engage in any business, operations or activity, or hold any property, other than (i) holding Stock and Stock Equivalents of Beacon US, (ii) issuing, selling and redeeming its own Stock, (ii) paying taxes, (iii) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (iv) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents, (v) receiving, and holding proceeds of, Restricted Payments from Beacon US and its Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 8.5 and (vi) as necessary to consummate any Permitted Acquisition.

Section 4.25           Transactions with Affiliates.

No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions in the ordinary course of business on a basis no less favourable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower, (b) Restricted Payments, the proceeds of which, if received by Holdings, are used as required by Section 8.5 and (c) salaries and other director or employee compensation to officers and directors of any Group Member in the ordinary course of business.

Section 4.26           Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.

No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of Beacon US to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.

Section 4.27           Modification of Certain Documents.

No Group Member shall do any of the following:

16.5.7     waive or otherwise modify any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral;

16.5.8     waive or otherwise modify any term of any Subordinated Debt if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Group Member or any Secured Party.

Section 4.28           Accounting Changes; Fiscal Year.

No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 4.29           Margin Regulations.

No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 4.30           Compliance with Canadian Pension Plan Matters; ERISA.

No Group Member shall permit its unfunded pension fund and other employee benefit plan obligations and liabilities to remain unfunded other than in accordance with applicable law.

No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 4.31           Hazardous Materials.

No Group Member shall cause any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

16.6        Inactive Subsidiary.

Beacon Sales Company, Incorporated shall not (a) acquire any assets, (b) incur any liabilities other than for de minimus franchise taxes, maintenance fees and other de minimus expenses or (c) engage in any business activities.  Notwithstanding the foregoing, Beacon Sales Company, Incorporated may be merged, consolidated or amalgamated into any Loan Party in accordance with Section 8.7.

ARTICLE V

Events Of Default

Section 5.1             Definition.

Each of the following shall be an Event of Default:

(a)           the Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 5 Business Days after the due date therefor; or

(b)           any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           any Loan Party shall fail to comply with (i) any provision of Section 6.1 (Financial Statements), 6.2(a)(i) (Other Events), 7.1 (Maintenance of Corporate Existence), 7.9 (Application of Loan Proceeds) or Article VIII (Negative Covenants) or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)           (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations or any Hedging Agreement) and, in each case, such failure relates to Indebtedness having a principal amount of US$5,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, interim-receiver, receiver and manager, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)            one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of US$5,000,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)           except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto, (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document or (iii) any subordination provision shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any holder of Subordinated Debt (or any such holder shall so state in writing), or any Group Member shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred; or

(h)           there shall occur any Change of Control; or

(i)            there shall occur any “Event of Default” (as defined in the US Facility Credit Agreement) under the US Facility Credit Agreement; or

(j)            termination of the US Facility Credit Agreement.

Section 5.2             Remedies.

During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following:  (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans shall each automatically be terminated and (y) each Obligation (including in each case any accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 5.3             [Intentionally Deleted].

ARTICLE VI

The Administrative Agent

Section 6.1             Appointment and Duties.

(a)           Appointment of Administrative Agent.  Each Lender hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

For the purposes of holding any security granted by the Borrower or any other Loan Party pursuant to the laws of the Province of Québec to secure payment of any debenture issued by the Borrower or any Loan Party, the Administrative Agent is hereby appointed to act as the person holding the power of attorney (fondé de pouvoir) pursuant to article 2692 of the Civil Code of Québec to act on behalf of each of the debentureholders, initially namely GE Capital in its capacity as Administrative Agent for the Secured Parties.  Each Person who is or becomes a Lender and each assignee holder of any debenture issued by the Borrower or any Loan Party shall be deemed to ratify the power of attorney (fondé de pouvoir) granted to the Administrative Agent hereunder by its execution of an Assignment. The Administrative Agent agrees to act in such capacity.  Each party hereto agrees that, notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec), the Administrative Agent, as fondé de pouvoir, shall also be entitled to act as a debentureholder and to acquire and/or be the pledgee of any debentures or other titles of indebtedness to be issued under any deed of hypothec executed by or on behalf of the Borrower or any other Loan Party.

(b)           Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent”

and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 6.2             Binding Effect.

Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 6.3             Use of Discretion.

(a)           No Action without Instructions.  The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 6.4             Delegation of Rights and Duties.

The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any

Secured Party).  Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 6.5             Reliance and Liability.

(a)           The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Administrative Agent:

(i)            shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)           shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)          makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)          shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 6.6             Administrative Agent Individually.

The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor.  Without limiting the foregoing, the Administrative Agent and its Affiliates may receive fees, charges and expenses in respect of Secured Hedging Support Documents or the arrangement of Interest Rate Contracts and other transactions supported by Secured Hedging Support Documents; provided, however, that GE Capital and its Affiliates shall look to the beneficiary of a Secured Hedging Support Document for payment of such fees, charges and expenses, and such beneficiary may factor such fees, charges and expenses into the pricing of the Interest Rate Contracts and other transactions supported by such Secured Hedging Support Document.  To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Credit Lender”, “Required Lender” and “Required Revolving Credit Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Credit Lender or as one of the Required Lenders or Required Revolving Credit Lenders respectively.

Section 6.7             Lender Credit Decision.

Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 6.8             Expenses; Indemnities.

(a)           Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share of any reasonable costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

Section 6.9             Resignation of Administrative Agent.

(a)           The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if not such date is set forth therein, upon the date such notice shall be effective.  If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If, within 30 days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)           Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(c)           [Intentionally Deleted].

Section 6.10           Release of Collateral or Guarantors.

Each Lender hereby consents to the release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Subsidiary of Beacon US from its guarantee of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 7.10; and

3.                                       any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments and all Secured Hedging Support Documents, (B) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the

Administrative Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Administrative Agent.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 10.10.

Section 6.11           Additional Secured Parties.

The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments) and Section 11.20 (Confidentiality), the provisions of the US Facility Intercreditor Agreement and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth herein specifically for such Secured Party, (i) each of the Administrative Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (ii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.  The Borrower hereby authorizes each Secured Hedging Counterparty party to a Secured Hedging Support Document to receive confidential and other information from the counterparty to the Hedging Agreement supported by such Secured Hedging Support Document in respect of such Hedging Agreement, Secured Hedging Support Document or otherwise in respect of the Borrower and its Affiliates.  Each party hereto that is a Secured Hedging Counterparty party to any Secured Hedging Support Document or whose Affiliate is such a Secured Hedging Counterparty agrees not to, or to cause such Affiliate not to, revoke, cancel or otherwise terminate such Secured Hedging Support Document prior to the earlier of (x) the scheduled expiration or maturity of such Secured Hedging Support Document, (y) the occurrence or continuation of any Event of Default and (z) the Scheduled Maturity Date.

16.7        US Facility Intercreditor Agreement.

Each Lender hereby (a) agrees to be bound by the terms of the US Facility Intercreditor Agreement; and (b) authorizes and directs the Administrative Agent to enter into the US Facility Intercreditor Agreement on behalf of such Person.  Upon request of the Administrative Agent, each Lender shall execute and deliver to the Administrative Agent a signed counterpart to the US Facility Intercreditor Agreement, but such Lender nevertheless shall be bound by the terms of the US Facility Intercreditor Agreement regardless of whether it executes and/or delivers such counterpart.

ARTICLE VII

Miscellaneous

Section 7.1             Amendments, Waivers, Etc.

(a)           No amendment or waiver of any provision of any Loan Document (other than the Fee Letters and the Control Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower, (2) in the case of any other waiver, consent or amendment of any Secured Hedging Support Provision, by the Borrower and the applicable Secured Hedging Counterparty, (3) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (4) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2), (3), or (4) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

a.                                       waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

b.                                      increase the Commitment of such Lender or subject such Lender to any additional obligation;

c.                                       reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to

(x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

d.                                      waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

e.                                       except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guarantee of any Obligation of the Borrower;

f.                                         reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”; or

g.                                      amend Section 10.10 (Release of Collateral or Guarantor), Section 11.9 (Sharing of Payments) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Sections 2.12(b) (Application of Mandatory Prepayments) and 2.12(c) (Application of Payments During an Event of Default) to, and any modification of the application of any such payment to, (1) the Term B Loans shall require the consent of the Required Term B Loan Lenders (as defined in the US Facility Credit Agreement) and (2) the Revolving Loans shall require the consent of the Required Revolving Credit Lenders, and (B)  any change to the definition of the term “Required Revolving Credit Lender” shall require the consent of the Required Revolving Credit Lenders, (y)(A) any change to the definitions of the terms “Canadian Borrowing Base”, “Consolidated Borrowing Base” and “Beacon US Borrowing Base” that increases the amount of credit that may be made available and (B) any amendment or waiver which amends or waives compliance with the conditions precedent to the obligations of Revolving Credit Lenders to make any Revolving Loan in Section 3.2 or waives any Default for the purpose of satisfying the conditions precedent to the obligations of Revolving Credit Lenders to make any Revolving Loan shall, in each case, require the consent of the Required Revolving Credit Lenders in addition to the Required Lenders, (z) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof), or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent or, as the case may be, such SPV in addition to any signature otherwise required and (xx) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.

(b)           Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 7.2             Assignments and Participations; Binding Effect.

(a)           Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of the Borrower (in each case except for Article X), the Administrative Agent and each Lender and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 10.9), none of the Borrower or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein; provided, however, that each Secured Hedging Counterparty may assign its rights and interests in, but not its obligations under, Secured Hedging Support Provisions.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans) to any of the following Persons (each an “Eligible Assignee”) (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender that is not a non-resident of Canada or which is otherwise deemed not to be a non-resident of Canada for purposes of the ITA (provided, that such residency qualification shall not apply if an Event of Default is continuing) or (iii) any other Person acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld or delayed) and, as long as no Event of Default is continuing, the Borrower (which acceptance shall not be unreasonably withheld or delayed but which may be withheld pursuant to clause (y) below); provided, however, that (x) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in the Revolving Credit Facility or is made with the prior consent of the Borrower and the Administrative Agent and (y) the Borrower’s consent shall be required (and may be withheld in the Borrower’s discretion notwithstanding the foregoing but subject to the following) with respect to an assignment to a Person whose principal business is the distribution of roofing products (a “Competitor”) or to a Person that owns a majority of the equity securities of a Competitor.

(c)           Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or, if previously agreed with the Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent) and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iii), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Beneficiaries of Collateral)).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)            Participants and SPVs.  In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral).  No party hereto shall institute (and Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any

Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 7.3             Costs and Expenses.

Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Revolving Credit Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners) and (c) each of the Administrative Agent, its Related Persons and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 7.4             Indemnities.

(a)           The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each Person (other than the Borrower) party to a

Secured Hedging Document and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding in connection with any of the foregoing or any act, event or transaction related, contemplated in or attendant to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including legal fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against such Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person of such Indemnitee to the extent that such Liabilities did not result from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities

(i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 7.5             Survival.

Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 7.6             Limitation of Liability for Certain Damages.

In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  The Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favour.

Section 7.7             Lender-Creditor Relationship.

The relationship between the Lenders and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 7.8             Right of Setoff.

Each of the Administrative Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent and the Lenders and their Affiliates and other Secured Parties may have.

Section 7.9             Sharing of Payments, Etc.

If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable PPSA or UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 7.10           Marshaling; Payments Set Aside.

No Secured Party shall be under any obligation to marshal any property in favour of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 7.11           Notices.

(a)           Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to the Borrower, to Beacon Roofing Supply Canada Company c/o Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960, Attn:  Robert R. Buck/David R. Grace, Fax/Telecopy No.: (978) 535-7358, with a copy to Beacon Roofing Supply, Inc., 7508 Wisconsin Avenue, Third Floor, Bethesda, Maryland 20814, Attn: Ross D. Cooper, Fax/Telecopy No.: (301) 215-7337, (B) if to the Administrative Agent, to GE Canada Finance Holding Company c/o General Electric Capital Corporation, 299 Park Avenue, 5th Floor, New York, NY 10171-0002, Attn: Salman Mukhtar, Fax: (646) 428-7299, with a copy to General Electric Capital Corporation, 201 Merritt 7, P.O. Box 5201, Norwalk, Connecticut 06851, Attn:  General Counsel — GE Global Sponsor Finance, Fax:  (203) 956-4216 and General Electric Capital Corporation, 500 West Monroe Street — Suite 1700, Chicago, Illinois 60661, Attn:  General Counsel — GE Global Sponsor Finance, Fax:  (312) 441-6876, and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)           Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 7.12           Electronic Transmissions.

(a)           Authorization.  Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrower, the Lenders and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each of the Borrower and each Secured Party hereby acknowledges and agrees, and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Signatures.  Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any PPSA, UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)           LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF ADMINISTRATIVE AGENT OR ANY OF ITS RELATED

PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  The Borrower and each Secured Party agrees (and the Borrower shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 7.13           Governing Law.

This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the Province of Ontario and the federal laws of Canada applicable therein.

Section 7.14           Jurisdiction.

(a)           Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the Province of Ontario and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)           Service of Process.  The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in Canada or the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein).  The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 7.15           WAIVER OF JURY TRIAL.

Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory).  Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 7.16           Severability.

Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 7.17           Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 7.18           Entire Agreement.

The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent or any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 7.19           Use of Name.

The Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto.

Section 7.20           Non-Public Information; Confidentiality.

(a)           Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including Canadian federal and provincial security laws and regulations).

(b)           Each Lender and the Administrative Agent agrees to use reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Secured Hedging Document or any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 7.21           Patriot Act Notice.

Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

16.8        Restatement of Existing Loan Agreement.

The parties hereto agree that on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:

16.8.1     The Existing Loan Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement (provided, that the Liens thereunder in favour of the Administrative Agent shall be deemed amended and restated in the form of the Guaranty and Security Agreement);

16.8.2     All Existing Obligations shall, to the extent not paid on the Closing Date, be deemed to be Obligations outstanding hereunder;

16.8.3     The guarantees and Liens in favour of the Administrative Agent for the benefit of the lenders under the Existing Loan Agreement securing payment of the Existing Obligations shall remain in full force and effect and shall be continuing with respect to the Obligations; and

16.8.4     All references in the other Loan Documents to the Existing Loan Agreement shall be deemed to refer without further amendment to this Agreement.

The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement and the Notes with only the terms being modified from and after the effective date of this Agreement as provided in this Agreement, the Notes and the other Loan Documents.

16.9        Permitted Liens.

The inclusion of reference to Permitted Lien or Customary Permitted Liens in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Lien created by any of the Loan Documents to any Permitted Lien or Customary Permitted Liens.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BEACON ROOFING SUPPLY CANADA COMPANY
as Borrower

By:	/s/ David R. Grace
Name: David R. Grace
Title: Chief Financial Officer

GE CANADA FINANCE HOLDING COMPANY
as Administrative Agent and Lender

By:	/s/ Jack Morrone
Name: Jack Morrone
Its Duly Authorized Signatory